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                                                                    EXHIBIT 11


                      SIENA HOLDINGS, INC. AND SUBSIDIARIES
             (FORMERLY LOMAS FINANCIAL CORPORATION AND SUBSIDIARIES)

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            Reorganized Company
                                                     ----------------------------------
                                                       Quarter Ended     Quarter Ended
                                                       September 30,      September 30,
                                                           1998              1997
                                                     ----------------------------------
BASIC EARNINGS (LOSS) PER SHARE
  COMPUTATION:
Income (loss) before extraordinary item - available
   to common stockholders..............................   $   (54)            $    45
Extraordinary gain on discharge of debt ...............        --                  --
                                                          -------             -------
Net income (loss) available to common stockholders ....   $   (54)            $    45
                                                          =======             =======

Weighted average common shares outstanding ............     4,000*              4,000*

BASIC EARNINGS (LOSS) PER SHARE:
Income (loss) before extraordinary item - available
  to common stockholders...............................   $ (0.01)*           $  0.01*
Extraordinary gain on discharge of debt ...............       --                  --
                                                          -------             -------
Net income (loss) available to common stockholders ....   $ (0.01)*           $  0.01*
                                                          =======             =======

DILUTED EARNINGS (LOSS) PER SHARE
  COMPUTATION:
Income (loss) available to common stockholders ........   $   (54)            $    45
Net income (loss) available to common stockholders ....   -------             -------
  + assumed conversions ...............................   $   (54)            $    45
                                                          =======             =======

Weighted average common shares outstanding ............     4,000*              4,000*
Plus: Dilutive potential common shares under the SHI
          Nonqualified Stock Option Plan ..............        66*                -- *
                                                          -------             -------
Adjusted weighted average shares outstanding ..........     4,066               4,000*
                                                          =======             =======

DILUTED EARNINGS (LOSS) PER SHARE:
Income (loss) before extraordinary item ...............   $ (0.01)*           $  0.01*
Income effect of assumed conversions ..................        --                  --
Extraordinary gain on discharge of debt ...............        --                  --
                                                          -------             -------
Net income (loss) available to common stockholders        $ (0.01)*           $  0.01*
  + assumed conversions ...............................   =======             =======

* Average share and per share amounts are based on shares issued or reserved for issuance to creditors.